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                                                                   Exhibit 10.41

Summary of Compensation Arrangements with Non-Employee Directors

The following summarizes the current compensation and benefits received by the Company's non-employee directors. It is intended to be a summary of existing arrangements, and in no way is intended to provide any additional rights to any non-employee director.

Retainer Fees

During 2006, non-employee directors receive a $30,000 annual retainer, except that the Chairman of the Board is compensated pursuant to a Retainer Agreement, a copy of which is filed as an exhibit to this Form 10-K. In addition, the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receive a supplemental retainer of $6,000 per year, and the chairperson of the audit committee a supplemental retainer of $12,000 per year.

Meeting Fees

Per meeting fees for non-employee directors are as follows:

* A $1,500 daily attendance fee for attendance at Board meetings and the annual meeting of shareholders;

* A $1,000 daily attendance fee for attendance at meetings of committees of which they are a member, except that no attendance fee is payable with respect to the Special Committee.

Equity Compensation

Under the terms of the Company's stock incentive plan, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards. Non-employee directors receive an annual grant of an option to purchase 10,000 shares, subject to the terms of the Company's standard form of non-employee director option agreement, a copy of which is filed as an exhibit to this Form 10-K.

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Special Restructuring Committee

On October 19, 2005 the Board of Directors of the Company formed a Special Restructuring Committee to oversee the efforts of the Company to restructure the Registrant's financial obligations and to improve the Registrant's liquidity. The members of the special committee were David A. Cole, Garth H. Greimann, Gerald E. Daniels and Jimmy M. Woodward.

The Board of Directors also approved a one time special retainer of $15,000 for each member of the Special Restructuring Committee, which was paid in three monthly installments commencing November 1, 2005.

Reimbursement of Insurance Premiums

During 2005, Messrs. Cole and Robertson were reimbursed for the cost of their individual directors' and officers' liability insurance policies.

Reimbursement of Expenses

All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.